SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                          COASTAL PHYSICIAN GROUP, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

[LOGO]



                         COASTAL PHYSICIAN GROUP, INC.
                             2828 Croasdaile Drive
                         Durham, North Carolina 27705

      Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Durham Hilton, 3800 Hillsborough Road, Durham, North Carolina, on Friday, August 14, 1998, at 10:00 a.m., local time.

         The Notice of Annual Meeting of Shareholders and Proxy Statement are attached hereto. The matters to be acted upon by our shareholders are set forth in the Notice of Annual Meeting of Shareholders and discussed in the Proxy Statement.

         We would appreciate your signing, dating and returning the enclosed proxy card in the envelope provided at your earliest convenience. If you choose to attend the meeting, you may revoke your proxy and personally cast your votes. We look forward to seeing you at our Annual Meeting.


                                        Sincerely yours,


                                        /s/ Steven M. Scott, M.D.



                                        STEVEN M. SCOTT, M.D.
                                        CHAIRMAN, PRESIDENT AND
                                        CHIEF EXECUTIVE OFFICER

       July 20, 1998

                         COASTAL PHYSICIAN GROUP, INC.





                   ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON AUGUST 14, 1998
                   ----------------------------------------
TO THE SHAREHOLDERS
OF COASTAL PHYSICIAN GROUP, INC.

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders (the "Annual Meeting") of Coastal Physician Group, Inc., a Delaware corporation (the "Company"), will be held at 10:00 a.m., local time, on August 14, 1998, at the Durham Hilton, 3800 Hillsborough Road, Durham, North Carolina, for the following purposes:

   (1) To elect three members to the Company's Board of Directors to hold office until the 2001 Annual Meeting or until their successors are duly elected and qualified;

   (2) To consider and act upon a proposal to amend the Company's Amended and Restated Certificate of Incorporation to include a new paragraph 12 which is intended to facilitate the Company's preservation and use of its net operating loss carryforwards for federal income tax purposes;

   (3) To consider and act upon a proposal to ratify the action of the Board of Directors in selecting KPMG Peat Marwick LLP as independent certified public accountants of the Company for the fiscal year ending December 31, 1998; and

   (4) To transact such other business as may properly come before the Annual Meeting.

     The Board of Directors has fixed the close of business on July 8, 1998 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

     Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.




                                        By Order of the Board of Directors,

                                        /s/ Steven M. Scott, M.D.


                                        STEVEN M. SCOTT, M.D.
                                        CHAIRMAN, PRESIDENT AND
                                        CHIEF EXECUTIVE OFFICER

Durham, North Carolina
July 20, 1998


     ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                      1998 ANNUAL MEETING OF SHAREHOLDERS
                        OF COASTAL PHYSICIAN GROUP, INC.


                                ---------------
                                PROXY STATEMENT
                                ---------------
     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Coastal Physician Group, Inc., a Delaware corporation (the "Company"), of proxies from the holders of the Company's Common Stock (the "Common Stock") for use at the 1998 Annual Meeting of Shareholders of the Company to be held at the Durham Hilton, 3800 Hillsborough Road, Durham, North Carolina, at 10:00 a.m., local time, on August 14, 1998 or at any adjournments or postponements thereof (the "Annual Meeting"). The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent or given to holders of Common Stock is July 20, 1998. Shareholders should review the information provided herein in conjunction with the Company's 1997 Annual Report to Shareholders. The Company's principal executive offices are located at 2828 Croasdaile Drive, Durham, North Carolina 27705, and its telephone number is (919) 383-0355.


                         INFORMATION CONCERNING PROXY

     The enclosed proxy is solicited on behalf of the Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have a right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's principal executive offices a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

     The cost of preparing and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy will be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies.


                            PURPOSES OF THE MEETING

     At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

   (1) The election of three members to the Board of Directors to serve until the 2001 annual meeting or until their successors are duly elected and qualified;

   (2) To consider and act upon a proposal to amend the Company's Amended and Restated Certificate of Incorporation to include a new paragraph 12 which is intended to facilitate the Company's preservation and use of its net operating loss carryforwards for federal income tax purposes;

   (3) To consider and act upon a proposal to ratify the action of the Board of Directors in selecting KPMG Peat Marwick LLP as independent certified public accountants of the Company for the fiscal year ending December 31, 1998; and

   (4) To transact such other business as may properly come before the Annual Meeting.

     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the election of the three nominees named herein and in favor of the other proposals set forth herein. In the event a shareholder specifies a different choice by means of the enclosed proxy, his or her shares will be voted in accordance with the specification so made.


                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     The Company's Board of Directors (the "Board") has set the close of business on July 8, 1998 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 37,664,208 shares of Common Stock and 444,974 shares of the Company's Series D Convertible Preferred Stock ("Preferred Stock") outstanding. Each share of Common Stock is entitled to one vote, and each share of Preferred Stock is entitled to ten votes, on each matter to be acted upon at the Annual Meeting. Shares of Common Stock and Preferred Stock vote together in the election of directors and on Proposals 2 and 3.

     The representation in person or by proxy of a majority of the Company's issued and outstanding voting securities is necessary to provide a quorum at the Annual Meeting. Directors of the Company are elected by a plurality vote, and votes may be cast in favor of nominees or withheld. Withheld votes will be excluded entirely from the vote and will have no effect thereon. Approval of Proposal 2 requires the affirmative vote of the majority of the total votes represented by the Company's outstanding Common Stock and Preferred Stock. Abstentions may be specified on Proposal 2 and will have the practical effect of a negative vote. Under the rules of the New York Stock Exchange (the "NYSE"), broker-dealers who hold shares in street name have the authority to vote on certain routine matters when they have not received voting instructions from beneficial owners. Proposal 2 is not considered a routine matter under the rules of the NYSE. Accordingly, broker-dealers who hold shares in street name will not have authority to vote on this proposal ("broker nonvotes") unless they receive voting instructions from beneficial holders. Broker nonvotes will be treated as shares not entitled to vote on Proposal 2 and will have the practical effect of a negative vote.

     On the Record Date, Steven M. Scott, M.D., the Chairman, President and Chief Executive Officer, owned approximately 54% of the total voting power of the Company's outstanding voting securities. Dr. Scott has advised the Company that he intends to vote his shares for the election of the three director nominees and in favor of the other proposals that will be considered at the Annual Meeting which will assure the election of the nominees and the approval of the other proposals.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Except as indicated under "Security Ownership of Management," there are no shareholders known to the Company to be the beneficial owners of more than five percent of the Company's Common Stock as of June 30, 1998.


SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock and Preferred Stock as of June 30, 1998 by: (i) each director of the Company; (ii) each person identified as a Named Executive Officer in the Summary Compensation Table; and (iii) all current directors and executive officers of the Company as a group. Except as otherwise indicated, each shareholder named has sole voting and investment power with respect to such shareholder's securities.



                                                                                                    PERCENT OF
                                   NAME AND ADDRESS (1)        AMOUNT AND NATURE      PERCENT OF   TOTAL VOTING
TITLE OF CLASS                     OF BENEFICIAL OWNER      OF BENEFICIAL OWNERSHIP    CLASS(2)    POWER (2) (3)
------------------------------ --------------------------- ------------------------- ------------ --------------
Common Stock                   Steven M. Scott, M.D.               18,308,574(4)          48.6%         43.5%
Series D Convertible
  Preferred Stock              Steven M. Scott, M.D.                  444,974            100.0%         10.6%
Common Stock                   Bertram E. Walls, M.D.               1,473,908(5)           3.9%          3.5%
Common Stock                   Edward L. Suggs, Jr.                    44,075(6)             *             *
Common Stock                   Sherman M. Podolsky, M.D.               46,075(7)             *             *
Common Stock                   Charles E. Potter                       40,341(8)             *             *
Common Stock                   Deborah L. Redd                            400(13)            *             *
Common Stock                   Eugene F. Dauchert, Jr.                  8,883(9)             *             *
Common Stock                   Mitchell W. Berger                      19,000(10)            *             *
Common Stock                   Jacque J. Sokolov, M.D.                  3,696(12)            *             *
Common Stock                   Henry J. Murphy                             --(13)            *             *
Shares owned by all directors
  and executive officers as
  a group (10 persons):
Common Stock                                                       19,799,852(11)         52.6%         47.1%
Series D Convertible
  Preferred Stock                                                     444,974            100.0%         10.6%

---------
(1) Except as otherwise indicated, the address for all persons listed below is c/o Coastal Physician Group, Inc., 2828 Croasdaile Drive, Durham, NC 27705.

(2) An asterisk (*) indicates less than one percent.

(3) Each share of the Company's outstanding Preferred Stock is entitled to cast ten votes per share on any matter submitted to a vote at an annual or special meeting of shareholders, except proposals pertaining to the conversion of the Preferred Stock. This column presents the percentage of aggregate voting power held, assuming the preferred stock is entitled to vote on all matters submitted to a vote of the Company's security holders.


(4) Includes 7,953,311 shares held by Scott Medical Partners, LLC, of which voting power is held by Dr. and Mrs. Scott. Also includes 535,766 shares held by a partnership, the partners of which are Dr. Scott and certain trusts established for the benefit of Dr. Scott's children. Dr. Scott has sole investment power with respect to these shares, but has sole voting power with respect to only 390,666 shares. Voting power with respect to the remaining 145,100 shares is held by Dr. Walls, as trustee of the trusts. Also includes 1,500,000 shares held by Doctors Health Plan, Inc., a company controlled by Dr. Scott. Also includes 10,000 shares held by Mrs. Scott as to which Dr. Scott disclaims beneficial ownership and 5,921 shares subject to a presently exercisable option.

(5) Includes 145,100 shares with respect to which Dr. Walls has voting power and Dr. Scott has investment power. Such shares also are included under the beneficial ownership of Dr. Scott. Also includes 1,171,695 shares held by certain trusts established for the benefit of Dr. Scott's children with respect to which Dr. Walls, as trustee, holds voting and investment power. Includes 5,000 shares subject to presently exercisable stock options and 29,970 shares reserved for issuance under the Deferred Compensation Plan.

(6) Includes 22,976 shares subject to presently exercisable stock options and 265 shares owned by Mr. Suggs' wife. Mr. Suggs disclaims beneficial ownership of the shares held by his wife.

(7) Includes 27,532 shares subject to presently exercisable stock options.

(8) Includes 4,000 shares subject to presently exercisable stock options and 36,341 shares reserved for issuance under the Deferred Compensation Plan.

(9) Includes 3,883 shares subject to presently exercisable stock options.

(10) Includes 3,000 shares subject to presently exercisable stock options. Mr. Berger resigned from the Board effective July 10, 1998.

(11) Includes 72,312 shares subject to presently exercisable stock options and 66,311 shares reserved for issuance under the Deferred Compensation Plan,

(12) Includes 3,000 shares subject to presently exercisable stock options. Dr. Sokolov resigned effective January 18, 1998. Dr. Sokolov claims ownership of an additional 540,000 shares subject to presently exercisable stock options pursuant to his employment agreement. The Company disagrees with Dr. Sokolov's interpretation of the agreement which is currently in arbitration. See "Employment and Certain Other Agreements."

(13) Ms. Redd resigned effective February 19, 1998. Mr. Murphy's employment ended February 28, 1997.

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to the executive officers and directors of the Company and executive officers of subsidiaries of the Company who have significant policy-making authority:



NAME                                     AGE    POSITION
-------------------------------------   -----   ---------------------------------------------------
       Steven M. Scott, M.D.            50      Chairman of the Board, President and Chief
                                                Executive Officer
       Charles F. Kuoni, III            46      Executive Vice President, Chief Financial Officer
                                                and Treasurer
       Mitchell W. Berger (1)(2)(3)     42      Director
       Charles E. Potter (1)(2)         54      Director
       Bertram E. Walls, M.D.           46      Director
       Eugene F. Dauchert, Jr.          44      Director, Executive Vice President and Secretary
       Edward L. Suggs, Jr.             46      Director, President and Chief Executive Officer,
                                                Healthcare Business Resources, Inc.
       Sherman M. Podolsky, M.D.        47      Director, President, Coastal Physician Services of
                                                South Florida, Inc.

---------
(1) Member of the Audit Committee of the Board

(2) Member of the Compensation Committee of the Board

(3) Mr. Berger resigned from the Board effective July 10, 1998

     Dr. Scott has been a director of the Company since its formation in 1977. Until he resigned from the position on December 1, 1994, Dr. Scott also served as Chairman of the Board and from 1977 to May 29, 1996, Dr. Scott served as President and Chief Executive Officer of the Company. Dr. Scott was re-elected Chairman of the Board on January 14, 1997, and re-appointed President and Chief Executive Officer of the Company on March 1, 1997. Dr. Scott has obstetrics and gynecology practice experience and clinical and administrative emergency department experience. He is board-certified in obstetrics and gynecology and is a member of the clinical faculty at Duke University Medical Center. Dr. Scott received his undergraduate degree and medical education from Indiana University. Dr. Scott completed his residency in the Department of Obstetrics and Gynecology at Duke University Medical Center.

     Mr. Kuoni became Chief Financial Officer on September 15, 1997. Prior to that, Mr. Kuoni was a consultant to the Company, assisting management in developing its strategic business plan, refinancing the Company and implementing operational changes. For the period August 1994 to June 1996, Mr. Kuoni served as President of Travelmasters, Inc., a privately-held travel management company. From February 1990 until August 1994, Mr. Kuoni held a number of positions with the consulting firm of Buccino & Associates, Inc. His most recent position was Vice President and Engagement Manager. Mr. Kuoni received his Bachelor's degree in Accounting from Texas Christian University and his Master's degree from Northwestern University's Kellogg School of Management. Mr. Kuoni is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Illinois Society of Certified Public Accountants.

     Mr. Berger served as a director of the Company from September 1996 until July 10, 1998. He is the President and Founder of Berger, Davis & Singerman, a law firm with offices located in Fort Lauderdale, Miami, and Tallahassee, Florida. Mr. Berger currently serves on the Board of Governors of the Nova University School of Business and was a Commissioner on the Florida Environmental Regulation Commission from 1991 to 1997. Mr. Berger was recently appointed by the Governor, and approved by the Florida Senate, to serve on the Board of the South Florida Water Management District and has been a member of the Board of the Student Loan Marketing Association (Sallie Mae) since 1994.

     Dr. Walls, a director since 1991, became President and Chief Executive Officer of Doctors Health Plan, Inc., a subsidiary of the Company, in February 1998. On March 18, 1998, the Company sold Doctors Health Plan, Inc. Dr. Walls also served as President of Coastal Physician Contract Services Group, Inc. from January through December 1994. From January 1, 1995 through May 31, 1998, Dr. Walls was the President and Chief Executive Officer of Century American Insurance Company ("Century Insurance"). From 1992 to 1993, Dr. Walls was the President of Sunlife OB/GYN Services, Inc., a subsidiary of the Company, as well as its Chief Medical Officer from 1991 to 1993. From 1981 through 1990, Dr. Walls was in the private practice of obstetrics and gynecology with Valley Women's Center, P.A. in Fayetteville, North Carolina. He is board certified in obstetrics and gynecology and is a member of the clinical faculty at Duke University Medical Center. Dr. Walls received a B.S. degree in Science from North Carolina A&T State University and his medical degree from Duke

University. He completed his residency in obstetrics and gynecology at Duke University Medical Center. In addition, Dr. Walls holds an MBA degree from the Duke Fuqua School of Business.

     Mr. Potter, a director of the Company since April 1997, is President of The Potter Financial Group, a small independent financial planning firm in Durham, North Carolina and a Principal in The Potter Financial Advisory Group, LLC, a Registered Investment Advisory firm. He graduated from St. Peters College in Jersey City, NJ with a BS degree in Marketing in 1966. He has been in the financial services industry since 1966. He holds four professional designations: (CLU) Chartered Life Underwriter, (ChFC) Chartered Financial Consultant from the American College, Bryn Mawr, PA, (RFC) Registered Financial Consultant from the International Association of Registered Financial Consultants and (AEP) Accredited Estate Planner from the National Association of Estate Planning Councils. He is also a member of the Association for Advanced Life Underwriters and a Qualifying and Life Member of the Million Dollar Round Table, an international sales organization.

     Mr. Dauchert, a director since October 1996, became Executive Vice President in July 1997. He has also served as President and Chief Executive Officer of Coastal Physician Networks, Inc. ("CPN"), a subsidiary of the Company, since January 1, 1996. Prior to that, Mr. Dauchert served as President of Integrated Provider Networks, Inc., a subsidiary of CPN. Prior to joining the Company, Mr. Dauchert was a partner in the law firm of Moore & Van Allen, PLLC where he focused his practice on health care, corporate and tax matters for 16 years. Mr. Dauchert received a B.A. from the University of North Carolina at Chapel Hill and a J.D. degree with honors from the University of North Carolina School of Law. He is a member of the North Carolina and American Bar Associations, and is active in numerous health care sections of those organizations.

     Mr. Suggs, a director since March 1997, has been with Healthcare Business Resources, Inc., a subsidiary of the Company, since 1986 and its President since 1987. Mr. Suggs previously served as a director of the Company from 1989 to 1994. Previously, Mr. Suggs was Assistant Controller of Oxford Development Company, a real estate development firm, and a tax manager for the accounting firm of Ernst & Young LLP. He received a B.S. degree in Accounting from the University of North Carolina at Charlotte. Mr. Suggs is a member of the American Institute of Certified Public Accountants, the North Carolina Association of Certified Public Accountants and the Healthcare Financial Management Association.

     Dr. Podolsky became a director on January 1, 1998, and is President of Coastal Physician Services of South Florida Inc., a subsidiary of the Company. Dr. Podolsky has also served as Senior Vice President of Medical and Corporate Affairs and Senior Medical Officer for Coastal Emergency Services of Ft. Lauderdale, Inc., a subsidiary of the Company, since 1991. He is a member of the American College of Emergency Physicians. He received his medical education from Chicago Medical School and completed his Emergency Medicine Residency at the University of California, San Francisco and is a member of the American College of Emergency Physicians. Prior to joining the Company, Dr. Podolsky held the position of Chairman of Emergency Medicine at Albert Einstein Medical Center in Philadelphia and also served on the faculty of UCLA and Stanford University.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended December 31, 1997, the Board held 22 meetings. During fiscal 1997, no incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board held during the period for which such director served on the Board and (2) the total number of meetings held by all committees of the Board on which such director served during the period such director served.

     Mr. Berger and John P. Mahoney, M.D. were the members of the Audit Committee on January 1, 1997. Mr. Potter was elected to the Audit Committee on May 2, 1997. On December 31, 1997, Dr. Mahoney resigned from the Board. On July 10, 1998, Mr. Berger resigned from the Board. The principal functions of this committee are to make recommendations to the Board with respect to the selection of the Company's independent certified public accountants, to review the Company's internal controls and confer with and make recommendations to the Company's independent certified public accountants concerning the scope and results of their audit. The Audit Committee met nine times during 1997.

     Effective October 14, 1996, the full Board was designated as the Nominating Committee. The principal functions of this committee are to recommend to the Board nominees for election as directors at the Company's Annual Meetings of Shareholders and to recommend nominees to fill any vacancies occurring between Annual Meetings. The Nominating Committee will consider as potential nominees persons recommended by shareholders, which recommendations should be submitted to the committee in care of the Secretary of the Company.

     Mr. Berger and Dr. Mahoney served as members of the Compensation Committee on January 1, 1997. Mr. Potter was elected to the Compensation Committee on May 2, 1997. Mr. Berger and Dr. Mahoney were elected to serve as members on December 3, 1996. On December 31, 1997, Dr. Mahoney resigned from the Board. On July 10, 1998, Mr. Berger resigned from the Board. The principal functions of the committee are to review and make recommendations to the Board with respect to the compensation of the executive officers of the Company. The Compensation Committee met four times during 1997.


EXECUTIVE COMPENSATION

     The following table sets forth the compensation received by the individuals who served as the President and Chief Executive Officer of the Company during 1997 and its four other most highly compensated executive officers who were serving as executive officers at December 31, 1997 (collectively, the "Named Executive Officers"), for services rendered to the Company or its subsidiaries during the years ended December 31, 1997, 1996 and 1995, as applicable:


                          SUMMARY COMPENSATION TABLE



                                                                                            LONG TERM
                                                 ANNUAL COMPENSATION                   COMPENSATION AWARDS
                                ----------------------------------------------------- ---------------------
                                                                                       NUMBER OF SECURITIES
                                                                     OTHER ANNUAL           UNDERLYING            ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR   SALARY ($)   BONUS ($)   COMPENSATION (1)($)     OPTIONS/SARS (#)    COMPENSATION (2)($)
------------------------------- ------ ------------ ----------- --------------------- --------------------- --------------------
 Steven M. Scott, M.D. (3)      1997      400,000          --               --                    --                 4,290
  Chairman of the Board,        1996      333,333          --           12,806                    --                 5,296
  President and Chief           1995      333,333          --           51,492               103,529               165,818
  Executive Officer of the
   Company
 Jacque J. Sokolov, M.D.        1997      233,333          --               --                    --                 2,817
  Former Vice Chairman of the   1996      400,000     400,000               --                    --                 5,464
  Board and Chief Executive     1995      400,000     150,000               --                 3,883                 4,215
  Officer, Advanced Health
   Plans, Inc. (4)(3)
 Deborah L. Redd                1997      228,154      63,563               --               100,000                 4,167
  Former Director and           1996      237,519      35,000               --                20,000                 3,538
  President, Coastal Managed    1995       47,163          --               --                    --                    70
  Healthcare, Inc. (3)(5)
 Eugene F. Dauchert, Jr.        1997      160,000      54,745               --               100,000                 4,405
  Director and Executive Vice   1996      160,000       8,500               --                    --                 4,481
  President                     1995      160,000          --               --                48,883                 3,918
 Edward L. Suggs, Jr.           1997      213,654      50,769               --               100,000                 4,049
  Director, President and       1996      190,000          --               --                    --                 2,442
  Chief Executive Officer,      1995      188,539          --               --                40,000                 3,754
  Healthcare Business
   Resources, Inc. (6)
 Henry J. Murphy (3)            1997       60,000     100,000               --                    --                   725
  Former President and          1996       69,130          --               --               100,000(7)                 --
  Chief Executive Officer

---------
(1) Reflects imputed income for personal use of the Company's aircraft.

(2) Includes for 1997: (i) contributions made under the Company's 401(k) plan of $3,200, $2,400, $3,398, $3,563 and $3,563 for Dr. Scott, Dr. Sokolov,
    Ms. Redd, Mr. Dauchert and Mr. Suggs, respectively, and (ii) premiums paid for term life insurance policies of $1,090, $417, $769, $842, $487, and $725 for Dr. Scott, Dr. Sokolov, Ms. Redd, Mr. Dauchert, Mr. Suggs, and Mr. Murphy, respectively.

(3) Mr. Murphy served as President and Chief Executive Officer of the Company from October 24, 1996 to March 1, 1997. Dr. Scott served as President and Chief Executive Officer of the Company from March 1, 1997 to December 31, 1997.

    Dr. Sokolov resigned effective January 18, 1998. Ms. Redd resigned effective February 19, 1998. See "Employment and Certain Other Agreements" below.

(4) Advanced Health Plans, Inc. is a subsidiary of the Company.

(5) Coastal Managed Healthcare, Inc. is a subsidiary of the Company.

(6) Healthcare Business Resources, Inc. is a subsidiary of the Company.

(7) Mr. Murphy was granted 100,000 stock appreciation rights ("SARs") on November 1, 1996. 12,000 SARs were scheduled to vest on each of November 1, 1996, December 1, 1996, January 1, 1997, February 1, 1997 and February 28, 1997. Due to the termination of Mr. Murphy's employment on March 1, 1997, the 20,000 SARs scheduled to vest on March 31, 1997, and an additional 20,000 SARs scheduled to vest on April 30, 1997 were forfeited.


STOCK OPTION AND SAR GRANTS

     The following table provides certain information with respect to stock options and SARs granted during 1997 to the Named Executive Officers:


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR




                                                                                                        POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                                                                                          ANNUAL RATES OF
                               NUMBER OF       PERCENT OF TOTAL                                                STOCK
                               SECURITIES        OPTIONS/SARS                                           PRICE APPRECIATION FOR
                               UNDERLYING         GRANTED TO           EXERCISE                               OPTION TERM
                             OPTIONS/SAR'S       EMPLOYEES IN          OF BASE           EXPIRATION     ----------------------
NAME                          GRANTED (#)      FISCAL YEAR (%)     PRICE ($/SH)(1)          DATE          5%($)     10%($)
-------------------------   ---------------   -----------------   -----------------   ---------------   --------   --------
Deborah L. Redd                 100,000(2)            6.3                 2.00        April 6, 2007     81,500     243,200
Eugene F. Dauchert, Jr.         100,000               6.3                 2.00        April 6, 2007     81,500     243,200
Edward L. Suggs, Jr.            100,000               6.3                 2.00        April 6, 2007     81,500     243,200

---------
(1) Options vest and become fully exercisable on April 7, 2000.

(2) Options were forfeited on February 19, 1998.


SECURITIES UNDERLYING UNEXERCISED OPTIONS

     The following table provides certain information concerning the number of securities underlying unexercised options held by each of the Named Executive Officers. No Named Executive Officer exercised an option or SAR during the fiscal year ended December 31, 1997 and no unexercised options or SARs were in the money at fiscal year-end.



                            UNEXERCISED AT FISCAL YEAR-END
                                 NUMBER OF SECURITIES
                            ------------------------------
NAME                         EXERCISABLE    UNEXERCISABLE
--------------------------- ------------- ----------------
  Steven M. Scott, M.D.          5,921         126,196
  Jacque J. Sokolov, M.D.      363,000         543,883(2)
  Deborah L. Redd                   --         120,000(1)
  Eugene F. Dauchert, Jr.        3,883         170,000
  Edward L. Suggs, Jr.          22,976         231,316

---------
(1) Options were forfeited on February 19, 1998.

(2) Dr. Sokolov resigned effective January 18, 1998. The Company believes that all options except for 3,000 presently exercisable options were forfeited as of that date in accordance with the provisions of the Company's 1987 Nonqualified Stock Option Plan. This matter is currently in arbitration. See "Employment and Certain Other Agreements."


COMPENSATION OF DIRECTORS

     Each director who is not an officer or employee of the Company (an "Independent Director") receives $20,000 annually for serving as a director plus $1,200 for each meeting of the Board attended. The respective Chairman of the Audit and the Compensation Committee receives an additional $1,200 annually for services rendered in that capacity. At each director's election, compensation may be paid either currently, in cash, or deferred and paid in cash or in shares of Common Stock at the distribution date of the deferred compensation. Pursuant to the Company's 1994 Independent Directors' Stock

Option Plan, an Independent Director who is elected to the Board automatically receives an option to purchase 3,000 shares of Common Stock and any Independent Director who continues to serve as a director following an annual meeting of shareholders automatically receives an option for 1,000 shares of Common Stock. The respective Chairman of the Audit and the Compensation Committees automatically receives an additional option to purchase 2,000 shares of Common Stock as of the first committee meeting following an annual meeting of shareholders. The exercise price of these options is the fair market value of the underlying shares on the date of grant. The options become exercisable one year from the date of grant and have a ten year term.


EMPLOYMENT AND CERTAIN OTHER AGREEMENTS

     STEVEN M. SCOTT, M.D.

     In April 1991, Dr. Scott and the Company entered into a five-year employment agreement that renews automatically each year, unless either party gives notice of non-renewable, and terminates in any event when Dr. Scott reaches age 70. The employment agreement provides for an annual base salary of $400,000, which is to be reviewed annually by, and can be increased at the discretion of, the Compensation Committee. Dr. Scott is also entitled to incentive compensation in an amount determined at the discretion of the Compensation Committee, based on its consideration of the Company's financial results, the development, implementation and attainment of strategic business planning goals and objectives, increases in the Company's revenues and operating profits, and other factors deemed relevant by the Compensation Committee in evaluating Dr. Scott's performance. Although not a requirement, the target for Dr. Scott's incentive compensation is two percent of the Company's earnings before interest and taxes, not to exceed his annual base salary. In addition, the Compensation Committee may grant Dr. Scott discretionary bonuses from time to time.

     In its discretion, the Compensation Committee may award any incentive or discretionary bonus compensation payable to Dr. Scott as an immediately payable cash payment, a deferred cash payment or in non-qualified stock options. A range of valuation for any such options will be established by the Compensation Committee using the Black-Scholes or binomial pricing model, or other recognized pricing model, or using the assumptions and specifications adopted by the Securities and Exchange Commission (the "Commission") which govern the disclosure of executive compensation in proxy statements and other Commission filings. Any such options will expire after the earlier to occur of the tenth anniversary of the termination of Dr. Scott's employment, the date of Dr. Scott's 70th birthday or the expiration of the maximum term of such options set forth in the stock option plan pursuant to which such options are granted.

     In the event of Dr. Scott's disability prior to the age of 70, he would be entitled to base compensation, incentive compensation and bonus compensation for twelve months. The bonus compensation would equal the average of the bonus compensation paid or payable to Dr. Scott during the thirty-six months preceding the disability. The incentive compensation would equal the greater of
(i) the average of the incentive compensation paid or payable to Dr. Scott during the thirty-six months preceding the disability or (ii) an amount equal to (x) 50% of Dr. Scott's base salary for any year in which the Company's revenues and operating profits increased 12% over the prior year, (y) 75% of Dr. Scott's base salary if the Company's annual revenues and operating profits increased 17% over the prior year or (z) 100% of Dr. Scott's base salary if the Company's annual revenues and operating profits increased 22% over the prior year. If the disability is continuous for a period of twelve consecutive months, Dr. Scott would be entitled to receive 75% of his base salary and the averages of both incentive compensation and bonus compensation paid or payable during the thirty-six months preceding the disability, which amount shall be increased by five percent annually. In the event of Dr. Scott's death prior to the age of 70, his surviving spouse (or his estate in the event of her death or remarriage) would be entitled to receive for ten years an amount equal to Dr. Scott's base salary and the average of both incentive compensation and bonus compensation paid or payable during the thirty-six months preceding his death, which amount shall be increased by five percent annually.

     If the Company terminates Dr. Scott without cause, Dr. Scott would be entitled to receive for the remainder of the then existing five-year term of the agreement his base salary and the averages of both incentive compensation and bonus compensation paid or payable during the thirty-six months preceding termination, which amount shall be increased by five percent annually. In the event that Dr. Scott terminates his employment agreement as a result of the Company's material breach thereof, which breach remains uncured for 60 days after written notice, Dr. Scott would be entitled to receive compensation equal to that payable to him upon termination by the Company without cause.

     In order to facilitate the December 31, 1997 purchase of certain clinics and Doctors Health Plan, Inc. by Scott Medical Group, LLC (see "Certain Relationships and Related Transactions"), the Company entered into a partial release of the non-compete agreements pursuant to the employment agreement between Dr. Scott and the Company.

 JACQUE J. SOKOLOV, M.D.

     In connection with its acquisition of Advanced Health Plans, Inc. in November of 1994, the Company entered into an employment agreement with Dr. Sokolov. During the five year term of the agreement, the Company was obligated to use its best efforts to cause Dr. Sokolov to be elected Chairman or Vice Chairman of the Board. In addition to serving as Chairman or Vice Chairman, Dr. Sokolov was to serve in other appropriate management positions with the Company or its subsidiaries and report directly to the Chief Executive Officer. Dr. Sokolov's base salary under the agreement was $400,000 per year. He also was entitled to receive incentive cash compensation in the amount of not less than $150,000 per year. In addition, in the event the compensation paid to Dr. Sokolov by third parties for speaking and specified consulting engagements was less than $450,000 per year, Dr. Sokolov was to receive from the Company the difference between the amount actually paid as a result of such engagements and $450,000. The employment agreement imposes certain confidentiality obligations upon Dr. Sokolov and contains a covenant not to compete with the Company or solicit its employees for a specified period of time. The agreement was terminable by either party upon 90 days' notice. If Dr. Sokolov was terminated without cause, he is entitled to receive an ongoing payment of his base salary, minimum incentive bonus and speaking and consulting guarantees for the remainder of the unexpired term. Effective January 18, 1998, Dr. Sokolov resigned as a member of the Board and as an officer of the Company, pursuant to a letter to the Company dated January 18, 1998. Dr. Sokolov indicated in a letter to the Company that he was resigning due to the fact that he would be commencing an arbitration against the Company related to an alleged breach of his employment agreement.


     DEBORAH L. REDD

     In September 1996, Ms. Redd entered into an employment agreement with the Company pursuant to which she became employed as President of Coastal's Managed Care group, as well as President of Coastal Managed Healthcare, Inc. ("CMH") and an officer of Health Enterprises, Inc. ("HEI"), HealthPlan Southeast, Inc. ("HPSE") and served on the Board of HEI, HPSE, Better Health Plan, Inc. ("BHP") and Doctors Health Plan, Inc. ("DHP"). The effective date of the agreement was September 1, 1996 with an initial term through September 30, 1998. Under the agreement, Ms. Redd was entitled to receive a base salary of $234,000 per year through August 31, 1997, which was subject to annual review and adjustment as of September 1 of each year during the term of employment. Ms. Redd was eligible for performance bonuses based upon certain performance criteria up to a maximum of $90,000 per year. Effective February 19, 1998, Ms. Redd submitted her resignation from all positions held at the Company, including her position as a member of the Board. The employment agreement imposes certain confidentiality obligations upon Ms. Redd and contains a covenant not to compete with the Company or solicit its employees for a specified period of time.


     EDWARD L. SUGGS, JR.

     On March 1, 1997, Mr. Suggs entered into an employment agreement with Healthcare Business Resources, Inc. ("HBR"), a subsidiary of the Company. The initial term of the agreement is from March 1, 1997 through February 29, 2000. Under the agreement, Mr. Suggs serves as the President and Chief Executive Officer of HBR. Mr. Suggs receives an annual base salary of $220,000, subject to annual review and adjustment as of each March 1 during the term of the agreement. As an initial signing bonus, the Company released Mr. Suggs from any claim for outstanding indebtedness of approximately $16,000 evidenced by a promissory note in the original face amount of $25,000. Mr. Suggs is eligible for up to $20,000 each quarter in performance bonuses, based upon the financial performance of HBR and other factors, which may include the discretion of HBR or the Company. The employment agreement imposes certain confidentiality obligations upon Mr. Suggs and contains a covenant not to compete with HBR or its affiliates or solicit its employees for a specified period of time.


     EUGENE F. DAUCHERT, JR.

     On July 1, 1997, Mr. Dauchert entered into a restated and amended employment agreement with the Company pursuant to which Mr. Dauchert serves as an Executive Vice President and Chief Administrative Officer of the Company. The initial term expired on June 30, 1998, but the agreement has been extended until notice of termination is given by either party in accordance with the agreement. Mr. Dauchert receives an annual base salary of $180,000 and was eligible for an incentive or performance bonus subject to his continued employment through June 30, 1998 and the achievement by the Company of specified cash flow goals for the second fiscal quarter of 1998. Under his amended employment agreement, Mr. Dauchert is also eligible for certain divestiture bonuses as described below. Mr. Dauchert received a divestiture bonus, based upon the sale of the HealthNet Medical Group operations of Physician Planning Group, Inc., of approximately $35,000. He is eligible to receive a divestiture bonus of 0.5% (approximately $50,000) of the net proceeds as defined by the agreement based on the sale of Integrated Provider Networks, Inc., Practice Solutions, Inc., and certain remaining clinics in south Florida. The employment agreement imposes certain confidentiality obligations upon Mr. Dauchert and contains a covenant not to compete with the Company or its affiliates or solicit its employees for a specified period of time.


     HENRY J. MURPHY

     In November 1996, Mr. Murphy entered into an employment agreement with the Company pursuant to which Mr. Murphy became employed as President and Chief Executive Officer of the Company. The effective date of the agreement was November 1, 1996, with an initial term that ended on February 28, 1997. The agreement was not renewed. Under the agreement, Mr. Murphy received a base salary of $30,000 per month and a $100,000 signing bonus upon the execution of the agreement. In addition, pursuant to the agreement, Mr. Murphy became entitled to receive additional compensation in the form of either stock appreciation rights (SARs), a debt restructure fee, or a business combination transaction fee. Mr. Murphy had the right to receive an amount equal to any appreciation occurring from and after November 1, 1996 in up to 100,000 shares of the Company's Common Stock. As of the date of his termination, 60,000 of Mr. Murphy's SARs had vested and 40,000 were forfeited. Mr. Murphy had the right to exercise the SARs which had vested at any time and from time to time during the two-year period beginning March 1, 1997 and ending February 28, 1999. At any time on or before 60 days after the termination of his employment agreement, Mr. Murphy had the right to make an election to retain the SARs or to forfeit them and be eligible instead to receive either the debt restructure fee or the business combination transaction fee. All SARs were forfeited upon his election to be eligible to receive the business combination transaction fee.

     On June 17, 1997, Mr. Murphy filed a lawsuit against the Company alleging that the Company failed to pay the business combination transaction fee to him under his employment agreement. Mr. Murphy is alleging that the Company's transaction with National Century Financial Enterprises, Inc. constitutes a sale of more than half of the assets of the Company qualifying him to receive the business combination transaction fee. The Company intends to vigorously defend its position, but at this stage of the litigation, exposure to the Company cannot be determined.

     Upon presentation in accordance with Company policies, the Company reimbursed Mr. Murphy for all reasonable and necessary travel and living expenses and other disbursements incurred by Mr. Murphy on behalf of the Company in the performance of his duties under his employment agreement. These travel and living expenses included Mr. Murphy's weekly plane trips to and from his home in Atlanta, Georgia, and daily meal and living expenses in Durham, North Carolina, and other locations to which Mr. Murphy traveled on Company business.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Berger and John P. Mahoney, M.D. were elected to serve as members of the Compensation Committee on December 3, 1996. Dr. Mahoney resigned from the Board effective December 31, 1997. Mr. Berger resigned from the Board effective July 10, 1998. Mr. Potter became a member of the Committee in May 1997. Neither Mr. Berger nor Mr. Potter have ever served as an officer or employee of the Company or any of its subsidiaries. Dr. Mahoney served as President and Chief Executive Officer of HealthPlan Southeast, Inc., a subsidiary of the Company, from December 1994 through December 1995. For the year ended December 31, 1997, the Company paid approximately $236,000 to Berger, Davis & Singerman, a law firm of which Mr. Berger has been a partner since 1985. Berger, Davis & Singerman also provides legal services to Dr. Scott and business entities controlled by Dr. Scott.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

     Historically, the Company's compensation policies were designed to attract and retain key executives by paying competitive base salaries, awarding discretionary cash bonuses based on qualitative and quantitative performance factors and granting incentive and nonqualified stock options to selected executive officers and other key employees to seek to align their interests more closely with those of the Company's shareholders. For senior executives who were not being compensated under employment agreements, base salaries, discretionary bonuses and stock option grants were generally determined by the Compensation Committee based on the recommendations of the Chief Executive Officer and operating subsidiary presidents.

     During 1997, two people held the office of Chief Executive Officer. From November 1, 1996 through February 28, 1997, Henry J. Murphy was Chief Executive Officer. Under Mr. Murphy, management was focused on attempting to restructure the Company's bank credit facility and examining possible divestitures. Because of the uncertainty about possible resulting structures of the Company, compensation arrangements for executive officers during this period generally included "retention" bonuses designed to provide an incentive for the officer to remain employed by the Company through a certain date (generally September 1, 1997) in order to maintain continuity of management through refinancing and possible divestitures. After Dr. Scott succeeded Mr. Murphy as Chief Executive Officer on March 1, 1997, management focused on continuing to operate and improve the performance of the Company's core emergency department physician staffing business and replacing the bank credit facility with a receivables financing facility. In addition, emphasis was placed on increasing accountability and measurement of operating results for operating divisions and subsidiaries. Upon the recommendation of the Chief Executive Officer, the compensation philosophy was reoriented away from retention bonuses and toward salary and bonus arrangements based on performance of operating subsidiaries or divisions, particularly upon improvements in cash flow from quarter to quarter. This philosophy was integrated into the provisions of each executive employment agreement entered into during 1997 and also is reflected in the current compensation arrangements for executive officers who do not have employment agreements. See "Employment and Certain Other Agreements."


CHIEF EXECUTIVE OFFICERS' COMPENSATION

     Henry J. Murphy served as Chief Executive Officer under an employment agreement dated November 1, 1996 with an initial term ending on February 28, 1997. In January 1997, Mr. Murphy delivered written notice to the Company indicating his intention not to renew or continue his employment agreement upon its termination on February 28, 1997, and his employment terminated on February 28, 1997. Effective March 1, 1997, the Board approved the appointment of Dr. Scott as the Company's Chief Executive Officer, and he currently is compensated under the terms of an April 1991 employment agreement. No discretionary compensation potentially available to Dr. Scott under his employment agreement was awarded by the Compensation Committee during 1997. See "Employment and Certain Other Agreements."


                            COMPENSATION COMMITTEE

                           Mitchell W. Berger, Esq.
                               Charles E. Potter

                          CORPORATE PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on the Common Stock for each of the last five fiscal years with the cumulative total return of (i) the S & P 500 Index and (ii) a composite of five managed care/health care services companies. This composite consists of: Phycor, Inc., Medaphis Corporation, Medpartners, Inc., Humana Inc. and Coventry Healthcare, Inc. The Company has selected these peer issuers based on the greater similarity of their businesses to the Company's business than those companies included in the S & P Health Care Composite Index. The composite for 1997 has been adjusted to reflect the exclusion of Healthsource, Inc., U.S. Healthcare, Inc. and Physicians Corporation of America following the merger of each company into unaffiliated entities. The composite has also been adjusted to reflect the inclusion of Medpartners, Inc.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                     AMONG COASTAL PHYSICIAN GROUP, INC.,
         S&P 500 INDEX AND MANAGED CARE/HEALTH CARE SERVICES COMPOSITE


                            + COASTAL     [ ] PEER     * S&P
                            PHYSICIAN      GROUP        500
                   YEAR    GROUP, INC.     INDEX       INDEX
                 -------- ------------- ----------- -----------
                   1992   100.00        100.00      100.00
                   1993   140.71        168.65      110.08
                   1994    96.9         215.19      111.54
                   1995    47.79        277.27      153.45
                   1996    12.39        176.62      188.69
                   1997     2.88        191.67      251.64
                     Assumes $100 invested on Jan. 1, 1993
                          Assumes Dividend Reinvested
                        Fiscal Year Ending Dec. 31, 1997

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company engages in transactions with American Alliance Holding Company and certain of its affiliates ("Alliance"), including Century American Insurance Company ("Century Insurance"). Amounts paid by the Company to these entities, net of amounts received, were $4,186,000, $5,135,000, and $3,371,000 for the years ended December 31, 1997, 1996, and 1995, respectively. Dr. Scott is the beneficial owner of all of the outstanding shares of Common Stock of Alliance. These transactions and relationships are described below.

     On January 1, 1998, the Company entered into a Risk Management Agreement with Century Insurance and Medical Group Purchasing Association ("MGPA") pursuant to which Century Insurance agrees to provide, and the Company and MGPA agree to purchase, insurance policies providing professional liability insurance for the Company and the physicians and other medical and clinical providers under contract with the Company. The initial term of the agreement is four years and the agreement thereafter automatically renews for additional one year terms unless either party gives notice of non-renewal by July 1 of the year preceding the renewal term. The terms and conditions of the coverage are the same as has historically been provided to the Company and MGPA in the past. The premium for the coverage is based on the underwriting criteria and loss experience of the account. The agreement contains a profit-sharing mechanism rewarding the insureds if the loss experience does not exceed expectations. The Company and MGPA have the ability to "opt out" of coverage under the policy in the event that a competitive policy is located at a price less than 85% of the quoted premium from Century Insurance. The policy may also be canceled by the Company and MGPA by giving notice by July 1 of a policy year and paying a termination fee equal to 10 percent of the insurance premium in effect if terminated in year two, 7.5 percent if terminated during year 3 and 5 percent if terminated thereafter. Century Insurance was sold by Alliance to a purchaser unaffiliated with the Company in May 1998.

     The Company and certain of its subsidiaries sublease office space in Durham, North Carolina, consisting of approximately 59,000 square feet in a building owned by Alliance and leased to Century Insurance. During the years ended December 31, 1997 and 1996, the Company paid Century Insurance approximately $562,000 and $960,000, respectively, under these sublease agreements. The Company, Alliance and Century Insurance are all liable to the holder of a first mortgage on the property for the total rentals specified in the prime lease. However, the Company has an agreement of indemnity from Alliance with respect to the total rentals, and Alliance has an agreement of indemnity from Century Insurance. The prime lease commenced in August 1988 and has a fifteen-year term requiring minimum lease payments of approximately $788,000 per year for years one through five, $959,000 per year for years six through ten and $1,166,000 per year for years eleven through fifteen.

     The Company leased office space from corporations controlled by Dr. Scott and paid rent to such corporations during 1997, 1996, and 1995 of $286,000, $1,513,000, and $517,000, respectively. As discussed below, the Company entered into a termination of the remaining lease obligations for certain office space under lease through 2002.

     On January 21, 1997, the Company authorized 47,500 shares of Series A Convertible Preferred Stock ("Series A Preferred") and 32,500 shares of Series B Convertible Preferred Stock ("Series B Preferred"), and on June 3, 1997, authorized 1,200,000 shares of Series C Convertible Preferred Stock ("Series C Preferred"), each series with a par value of $0.01 per share. On February 21, 1997, the Company increased the number of authorized shares of Series B Preferred from 32,500 to 33,000. The Company reserved 800,000 shares of Common Stock for issuance upon conversion of the Series A Preferred and Series B Preferred and 12,000,000 shares of Common Stock for issuance upon conversion of the Series C Preferred. Each share of Series A Preferred, Series B Preferred and Series C Preferred, subject to approval by the Company's shareholders, was convertible into 10 shares of Common Stock.

     In January 1997, pursuant to a reimbursement agreement dated December 31, 1996 between the Company and Dr. Scott, the Company issued 226,690 shares of Common Stock and 32,739 shares of Series B Preferred to Dr. Scott in satisfaction of the Company's obligation to reimburse certain proxy solicitation expenses incurred by Dr. Scott.

     Also in January 1997, the Company, Dr. Scott and Dr. Walls entered into a dismissal agreement with respect to certain litigation whereby the Company, with court approval, agreed to reimburse Dr. Scott and Dr. Walls for legal fees and expenses incurred by them in the litigation by issuing shares of Series A Preferred to Dr. Scott and Dr. Walls in satisfaction of the Company's obligation. The Company issued a total of 46,033 shares of Series A Preferred Stock in payment of the aggregate amount of fees and expenses incurred by Dr. Scott and Dr. Walls.

     In June 1997, Dr. Scott invested $10 million in cash in the Company and received 1,000,000 shares of Series C Preferred. In addition, Dr. Scott received 84,983 shares of Series C Preferred and 240,000 shares of Common Stock in satisfaction of certain rental and other obligations owed to him by the Company of approximately $1.1 million.

     Following the Company's annual shareholders meeting in August 1997, at which the shareholders approved the convertibility of the Series A Preferred, the Series B Preferred and the Series C Preferred, all the outstanding shares of the Series A Preferred, the Series B Preferred, and the Series C Preferred were converted in October 1997 into Common Stock at a conversion rate of ten shares of Common Stock for each share of preferred stock.

     Effective May 31, 1997, the Company sold certain assets related to seven primary care clinics operated by the Company (the "May Clinic Sale") to Scott Medical Group LLC ("Scott Medical"). Scott Medical is a privately held limited liability company which is controlled by Dr. Scott. The purchase price for the assets of the seven clinics was $388,657 to be paid pursuant to a promissory note due May 31, 1998, with interest at 12% per annum, which has been paid in full. In addition, Scott Medical gave a promissory note in the amount of $803,088 for the purchase of certain other assets, primarily accounts receivable, related to two other clinic locations previously sold to unrelated third parties. This note was also due May 31, 1998 with interest at 10% per annum. On June 2, 1998, Scott Medical paid $252,591 of the balance due under the note, leaving a balance of $630,806. The parties are currently in negotiations concerning the appropriate valuation of the accounts receivable sold and an appropriate adjustment to the balance due on the note. After the May 31, 1997 closing, the Company advanced certain expenses for the benefit of Scott Medical with respect to these clinics, which advances were subsequently reconciled and adjusted in connection with the IPN Sale described below.

     On December 31, 1997, the Company and certain of its subsidiaries closed on a transaction (the "IPN Sale") pursuant to which the Company sold to Scott Medical the following assets: (i) all of the issued and outstanding stock of Integrated Provider Networks, Inc., a North Carolina corporation ("IPN") which provides practice and physician management services to professional corporations; (ii) all of the issued and outstanding stock of Practice Solutions, Inc., a North Carolina corporation ("PSI") which provides billing services to freestanding physician practices and clinics, including those under management by IPN; (iii) all of the issued and outstanding stock of Sunlife OB-GYN Services of Broward County, Inc., a Florida corporation ("Sunlife");
(iv) substantially all of the assets of Ft. Lauderdale Perinatal Associates, which operates two physician clinics located in Plantation, Florida and Fort Lauderdale, Florida, and Physician Access Center, which operates a clinic in San Francisco, California (collectively the "Clinics"); and (v) certain accounts receivable of Sunlife (the "Sunlife Receivables") which had previously been sold to NPF-XI, Inc. pursuant to a series of receivables securitizations and other financing arrangements between the Company and subsidiaries of National Century Financial Enterprises, Inc.

     As part of the IPN Sale, Scott Medical assumed all of the lease obligations of a subsidiary of the Company to Chateau Limited Liability Company ("Chateau"), a privately held limited liability company which is controlled by Dr. Scott. The estimated balance of the gross lease payments that were due under the Chateau lease after October 31, 1997 is $2,778,056. The parties negotiated a release fee for the Chateau lease of $750,000 which was credited against the amount Scott Medical owes the Company for expenses advanced with respect to the May Clinic Sale such that the net balance owed was $810,283, which is to be repaid pursuant to the terms of a promissory note due December 31, 1998, plus interest at an annual rate of 5.84%.

     In addition, Scott Medical gave a promissory note (the "Receivables Purchase Note") as the consideration for Scott Medical's purchase of the Sunlife Receivables. The principal amount of the Receivables Purchase Note is $1,000,727, the book value of the Sunlife Receivables. The Receivables Purchase
Note is subject to adjustment if the actual collections with respect to the Sunlife Receivables varies five percent from the principal amount of the Receivables Purchase Note. The Receivables Purchase Note bears interest at the applicable federal rate, payable quarterly, with all principal and accrued but unpaid interest payable in full on October 31, 1998.

     The IPN Sale transaction was negotiated between the parties to be effective as of November 1, 1997. The purchase price was $10,100,000, paid $5,000,000 in cash at the closing with the balance paid with a short term promissory note in the principal amount of $5,000,000 and a receivable from the purchaser in the amount of $100,000, both of which were paid in full in January 1998. Pursuant to the terms of the Agreement, the purchase price was reduced by approximately $192,000 due to an increase in the liabilities of IPN (including Prim Med, Inc., its wholly owned subsidiary) and PSI from the liabilities as shown on their September 30, 1997 balance sheets. The purchase price may be further adjusted if the actual collections of the outstanding accounts receivable of IPN, Prim Med, Inc. and the professional corporations under management by IPN varies five percent from the value of such receivables as agreed upon by the parties. During the period from November 1, 1997 to December 31, 1997, the Company operated the subsidiaries and advanced expenses for such operations. The advances totaled $1,302,016. Pursuant to the terms of the purchase agreement, $150,000 was paid in cash and the balance was added to the Receivables Purchase Note. The Company has additionally advanced $920,298 to Scott Medical since January 1, 1998.

     For a period of 12 months from the December 31, 1997 closing of the IPN Sale, the Company has a call option (the "Call Option") on the assets sold whereby the Company may repurchase from Scott Medical the entirety (but not less than the entirety) of the assets purchased on December 31, 1997 by Scott Medical. If the Company exercises the Call Option, the Company will pay Scott Medical a purchase price equal to Scott Medical's investment in the assets with a 12% annualized return. If, during the 12-month period the Call Option is in effect, Scott Medical receives a bona fide offer to purchase the assets from a third party purchaser other than the Company, Scott Medical is required to notify the Company of such offer and the Company has 30 days from such notification in which to determine whether to exercise its Call Option. If the third party offer is for a purchase price less than the purchase price computed pursuant to the Call Option or upon more favorable terms than the Call Option, the Company shall have the right to exercise its Call Option, but upon the more favorable terms and conditions of the third party offer. During the 12-month Call Option period, the Company has the right to market the assets subject to the Call Option to potential third party purchasers.

     The Company had received prior expressions of interest from third parties regarding the purchase of IPN, a substantial portion of the assets sold in the IPN Sale. The sale of IPN to Scott Medical was on financial terms comparable to these third party offers. The Company was able to sell IPN to Scott Medical without the possibility of disruption of the clinics managed by IPN, which was a concern in any possible sale to other parties. The Company received a fairness opinion relating to the financial aspects of the IPN sale.

     As part of the IPN Sale the Company agreed that it would not provide Comprehensive Services (as defined below) to physicians and clinic practices, whether primary or specialty care practices and whether free-standing or hospital-based, in the locations and during the time periods set forth in the Restricted Periods (as defined below). However, nothing in this non-compete covenant would impair the Company's right or ability (i) to exercise the Call Option or (ii) to continue to provide Comprehensive Services to any medical practice which is currently receiving services from the Company. For purposes of the non-compete, "Comprehensive Services" shall mean owning, managing, operating or otherwise providing physician management services (i) which involve as a principal component the provision of site-based medical support personnel, site-based administrative support personnel, medical and office supplies, inventory and facilities, or (ii) pursuant to which the Company or its undertakes substantial responsibility for the overall operation of the medical practice. For the purposes of the non-compete covenant, the "Restricted Period" means (i) with respect to the counties of Wake, Durham and Orange, North Carolina and with respect to any area within a 50 mile radius of any Clinic or within a 50 mile radius of any medical practice owned by IPN or Sunlife on the closing date, a period of two years from the closing date and thereafter until the Company terminates the Restricted Period at any time following the second anniversary of the closing date by giving 90 days prior written notice to Scott Medical; and (ii) with respect to the rest of the United States, a period of one year from the closing date, provided that the Company may, with 180 days prior written notice, terminate the Restricted Period with respect to the rest of the United States prior to the first anniversary of the closing date.

     In order to facilitate the IPN Sale to Scott Medical, the Company also entered into a partial release of the non-compete agreements under the Employment Agreement between Dr. Scott and the Company. The release allows Scott Medical and any other Scott entity to own, manage, operate or otherwise provide physician practice and management services to physician and clinic practices.

     On March 18, 1998, Coastal Physician Group, Inc. (the "Company") completed the sale of Doctors Health Plan, Inc. ("Doctors Health Plan") to DHP Holdings, LLC (the "Purchaser") for a price of $5,993,532. The Purchaser is a privately held limited liability company controlled by Dr. Scott. The Purchaser acquired all of the outstanding stock of Doctors Health Plan in the transaction.

     Doctors Health Plan is a commercial Health Maintenance Organization licensed to operate in the State of North Carolina and certain counties in South Carolina with approximately 41,000 members. Doctors Health Plan experienced substantial growth in membership in 1997 and reported revenues of $32,734,000 in 1997, but also reported losses of $15,702,000 for the 1997 calendar year in its annual statement filed with the North Carolina Department of Insurance. In addition, Doctors Health Plan reported a preliminary loss of $993,532 on revenues of $5,045,000 for January 1998 in its monthly statement filed with the North Carolina Department of Insurance. As a result of these losses, the Company was required to make significant capital contributions to Doctors Health Plan in 1997 and in 1998 prior to its sale, and the Company anticipated that substantial additional capital contributions would be required during the balance of 1998.

     Doctors Health Plan was the subject of a Market Practices Examination as of October 22, 1997 conducted by representatives of the North Carolina Department of Insurance that was finalized in February 1998. The examination disclosed 51 regulatory violations and resulted in a fine of $500,000 and the requirement that Doctors Health Plan make an additional capital deposit of $1,000,000 with the North Carolina Commissioner of Insurance. The obligation to pay the fine has been deferred by the North Carolina Commissioner of Insurance and is the responsibility of Doctors Health Plan and the Purchaser after closing.

     After a thorough review of the operations of Doctors Health Plan and the anticipated funding that would likely be required in the balance of 1998, the Company determined that the best course of action was to divest the asset. The Company retained the investment banking firm of Advest, Inc. to advise the Company, to assist in completing the sale and to render a fairness opinion regarding the financial aspects of the transaction. The purchase price was determined by negotiation between the Company and Purchaser, and Advest, Inc. advised the Company on the fairness of financial aspects of the transaction.

     The North Carolina Commissioner of Insurance issued an order dated March 11, 1998 exempting the transfer from the provisions of North Carolina law that pertain to acquisition of control of a domestic insurer. This order required the Company to complete the transaction within thirty days and to convert to equity a $1,100,000 loan made by the Company to Doctors Health Plan on March 2, 1998.

     Immediately prior to the closing of the sale of Doctors Health Plan, the Company made an additional equity contribution required by regulatory authorities in the amount of $993,532 to Doctors Health Plan. As a result the purchase price of $5,000,000 was increased to $5,993,532 to take into account this equity contribution. The purchase price was paid $993,532 in cash, with the balance paid pursuant to a $5,000,000 promissory note (the "DHP Note") due and payable by March 28, 1998. The DHP Note bears interest after March 28, 1998 at the rate of 12% per annum until paid. The original DHP Note provided that if it was not paid in full within the earlier of (i) 90 days from March 18, 1998 or (ii) 45 days after the Company gave Purchaser notice that it intended to accept a Strike Price (as defined below), the Purchaser agreed to provide collateral to secure the DHP Note. On June 7, 1998, the Board approved an amendment to the DHP Note providing for an extension of the due date until June 8, 2001, quarterly interest payments and principal payments of $1,000,000 on June 8, 1999, $1,000,000 on June 8, 2000, and the balance on June 8, 2001. The Purchaser entered into a Pledge Agreement with the Company dated June 8, 1998, pledging all of the issued and outstanding stock of Alliance as security for the repayment of the amended DHP Note. The adequacy of the collateral is subject to review by the Board within 90 days. If the Board determines that the collateral is insufficient, the Purchaser has 30 days to provide additional collateral. If the Board determines that the additional collateral is insufficient, the amended DHP Note shall become due and payable on demand.

     For a period of 12 months from the closing, the Company has the right to market and sell Doctors Health Plan to potential third party purchasers. If the Company locates a third party purchaser during the 12-month period who is willing to purchase Doctors Health Plan at a price that exceeds the Strike Price, then the Company may elect to have the sale take place. If the Company elects to sell to the third party, the Purchaser has the right to either (i) pay to the Company an amount equal to the amount that would have been received by the Company as a result of the sale to the third party or (ii) agree to consummate a closing and sale to the third party purchaser. The Strike Price is a price that will yield net proceeds of the sale (after payment of the costs to market and sell to a third party) in an amount equal to the Purchaser's net investment in Doctors Health Plan plus a 12% annualized return on the net investment. Purchaser's net investment is equal to the Purchaser's purchase price plus the Purchaser's contributions to Doctors Health Plan plus Purchaser's out-of-pocket costs to acquire, finance and operate Doctors Health Plan minus any distributions or dividends Purchaser receives from Doctors Health Plan.

     If the Company enters into a definitive agreement to sell Doctors Heath Plan at a price greater than the Strike Price before the earlier of (i) April 17, 1998 or (ii) the date the Purchaser has contributed $2,000,000 to Doctors Health Plan, the net proceeds (after payment of marketing expenses of the sale to the third party) of the sale will be divided between the Purchaser and the Company. In such event, Purchaser will receive an amount equal to the Purchaser's net investment plus a 12% annualized return on the net investment, and the Company will receive the balance of the net proceeds. If the sale is subsequent to the earlier of the above events, the Purchaser will be entitled to receive from net proceeds (after payment of marketing expenses of the sale to the third party) the greater of (i) the Purchaser's net investment plus a 12% annualized return on such amounts or (ii) an amount equal to the Purchaser's net investment plus 50% of the difference between (x) the amount of the net proceeds less the Company's investment banker fees and expenses in selling Doctors Health Plan to the Purchaser minus (y) the Purchaser's net investment. In all potential sales to third party purchasers, the Purchaser has the right to retain ownership of Doctors Health Plan and pay the Company an amount equal to the amount the Company would have received as a result of the sale to the third party.

     As part of the transaction, the Company agreed to continue to offer the employees of the Company and its affiliates the option to use Doctors Health Plan under the Company's health benefits program for one year following the closing and to not offer employees an option to use any other health maintenance organization, preferred provider organization or similar health plan during that one year period in the State of North Carolina or in any area of South Carolina where Doctors Health Plan is licensed.

     As part of the transaction, the Company agreed to a partial release of its non-compete agreement with Dr. Scott. This partial release allows Dr. Scott to operate health maintenance organizations and similar organizations in all areas, other than those areas in Florida and Georgia where the Company and/or its affiliates operate health maintenance organizations. In addition, the Company agreed that for a one year period following the closing date, the Company will not engage in the business of providing health maintenance organization or similar services in the State of North Carolina and those service areas in the State of South Carolina served by Doctors Health Plan.

     On March 3, 1998, Dr. Walls made an investment of $2,000,000 in the Company in exchange for a $2,000,000 convertible debenture due July 1, 1998 bearing interest at 10% per annum. The debenture, including accrued interest, was convertible, at the holder's option, into the Company's Common Stock and a new series of Preferred Stock. The conversion price for the Common Stock was equal to the lower of: (i) the average closing price of the Common Stock on the New York Stock Exchange for the 10 trading days ending on March 3, 1998, the date of the issuance of the debenture, or (ii) the average closing price for the 10 trading days ending on June 30, 1998. The conversion price for the Preferred Stock was ten times the conversion price for the Common Stock. On May 1, 1998, Dr. Scott acquired the debenture from Dr. Walls. On June 29, 1998, the debenture was amended to provide for conversion solely into Series D Convertible Preferred Stock ("Series D Preferred"). On June 30, 1998, Dr. Scott elected to convert the debenture into 444,974 shares of Series D Preferred. The Series D Preferred is convertible into 10 shares of Common Stock for each share of Preferred Stock only upon approval by the holders of the Common Stock.

     For the year ended December 31, 1997, the Company paid approximately $236,000 to Berger, Davis & Singerman, a law firm of which Mr. Berger has been a partner since 1985. Berger, Davis & Singerman also provides legal services to Dr. Scott and business entities controlled by Dr. Scott.

     Prior to his employment by the Company as Chief Financial Officer, Mr. Kuoni served as a consultant to the Company. Consulting fees and expenses paid to Mr. Kuoni during the year ended December 31, 1997 amounted to approximately $228,000. The Company also paid temporary housing expenses incurred by Mr. Kuoni on behalf of the Company in the performance of his duties under his consulting agreement.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

NOMINEES

     The Company's Certificate of Incorporation and Bylaws provide for nine directors of whom one-third are elected each year to serve for three-year terms. Each director elected at the Annual Meeting will serve for a term expiring at the 2001 Annual Meeting of Shareholders, expected to be held in May 2001, or until his/her successor has been duly elected and qualified. The nominees for election to terms ending in 2001 are Steven M. Scott, M.D., Sherman M. Podolsky, M.D., and Bertram E. Walls, M.D. After this election, there will be three vacancies on the Board which will be filled in accordance with the Bylaws.

     Each of the nominees is a current member of the Board. See "Executive Officers and Directors." The Board has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee is unable to accept election or if any unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees, if any, and for such other person as may be designated by the Board, unless it is directed by a proxy to do otherwise.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR
                            ELECTION AS DIRECTORS.

                                  PROPOSAL 2
      PROPOSAL TO AMEND THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF
                                 INCORPORATION

SUMMARY

     Proposal 2 is a proposal to amend the Company's Amended and Restated Certificate of Incorporation to include a new paragraph 12 (the "Proposed Amendment") which is designed to restrict issuances and transfers of the Company's stock that could result in limitations on the use by the Company of its net operating loss carryforwards, capital loss carryovers, excess foreign taxes carryovers, general business credit carryovers, minimum tax credit carryovers or net unrealized built-in loss ("Section 382 Attributes") under
Section 382 of the Internal Revenue Code of 1986, as amended ("Section 382").


BACKGROUND AND REASON FOR THE PROPOSED AMENDMENT

     The Company has incurred significant operating losses over the past three years. As of December 31, 1997, the Company estimates that it had net operating loss carryforwards ("NOLs") available under Section 382 to offset approximately $170 million of taxable income that the Company may generate in the future, of which approximately $156 million was not subject to any annual limitations under Section 382. The Board believes that the Company's NOLs and other Section 382 Attributes represent an economic asset of potential significant value to the Company and its shareholders.

     Under Section 382, a corporation that has experienced an "Ownership Change" is subject to an annual limitation on the amount of taxable income that can be offset by net operating loss and other carryovers. For purposes of
Section 382, an Ownership Change occurs when the aggregate percentage interests of all 5% shareholders of a corporation has increased by at least 50 percentage points over the aggregate lowest percentage interests owned by such 5% shareholders at any time during a "testing period" (generally, the preceding three years or the period of time since a previous ownership change, if less than three years). For this purpose, all holders who each own less than 5% of a corporation's capital stock are generally treated together as one 5% shareholder. In addition, certain attribution rules, which generally attribute ownership of stock to the ultimate beneficial owner thereof without regard to ownership by nominees, trusts, corporations, partnerships or other entities, are applied in determining the level of stock ownership of a particular shareholder. Certain options (including warrants, convertible debt and other rights) to acquire capital stock are treated as if they had been exercised, on an option-by-option basis, if such treatment would result in an ownership change. All percentage determinations are based on the fair market value of a corporation's capital stock, including any preferred stock which is voting or convertible (or otherwise participates in corporate growth).

     Management believes that the Company experienced an Ownership Change on July 10, 1996 which had the effect of limiting the use of its Section 382 Attributes incurred or allocated to periods prior to that date. Since July 10, 1996, the percentage interests of the Company's 5% shareholders have changed such that the Company estimates that the cumulative owner shift for purposes of
Section 382 was approximately 32 percentage points as of June 30, 1998. If a second Ownership Change were to occur in respect of the Company, the amount of taxable income in any year (or portion of a year) subsequent to July 10, 1996 that could be offset by its NOLs or other Section 382 Attributes prior to such Ownership Change could not exceed an amount equal to the product obtained by multiplying (i) the aggregate value of the Company's outstanding stock (with certain adjustments) by (ii) the federal long-term tax exempt rate. Because the aggregate value of the Company's stock, as well as the federal long-term tax-exempt rate, fluctuate, it is impossible to predict with any accuracy the annual limitation upon the amount of taxable income of the Company that could be offset by its NOLs and other Section 382 Attributes were another Ownership Change to occur. However, the Board believes that if another Ownership Change should occur, it would have a significant adverse effect on the Company's ability to use its Section 382 Attributes. The reason for the Proposed Amendment is to facilitate the Company's ability to preserve and use its NOLs and other Section 382 Attributes by preventing a second ownership change subsequent to July 10, 1996.


DESCRIPTION AND EFFECT OF PROPOSED AMENDMENT

     A COPY OF THE PROPOSED AMENDMENT IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT. SHAREHOLDERS ARE URGED TO READ THE PROPOSED AMENDMENT CAREFULLY. THE DESCRIPTION AND EFFECT OF CERTAIN PROVISIONS OF THE PROPOSED AMENDMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF THE PROPOSED AMENDMENT.

     CERTAIN TECHNICAL TERMS. Under the Proposed Amendment, an "Acquiring Person" is defined as any person who acquires Company stock (subject to certain exceptions for acquisitions by reason of death, gifts, divorce or separation) if: (a) such person was a 5% shareholder at any time during the Testing Period (as defined), such person becomes a 5% shareholder as a result of an acquisition of Company stock during the Testing Period or such person acquires Company stock from a person who was a 5% shareholder at any time during the Testing Period and (b) immediately after the date of any such acquisition, the aggregate percentage interest of all 5% shareholders has increased by at least 45 percentage points over the aggregate lowest percentage interest owned by such 5% shareholders (determined in accordance with Section
382) at any time during the Testing Period. Management believes that the 45 percentage point "safe-harbor" limit included in the definition of an Acquiring Person is appropriate to ensure protection against exceeding the 50 percentage point threshold established by Section 382 and will facilitate the Company's ability to preserve its Section 382 Attributes. An Acquiring Person also includes any person who acquires Company stock in circumstances in which the Company reasonably determines that such acquisition could limit or adversely affect the Company's past, present or future ability to use or benefit from its
Section 382 Attributes.

     For purposes of the Proposed Amendment, Company stock includes any interest in the Company that would be treated as stock for purposes of Section 382 and would include, for example, the Company's Common Stock and, in certain cases as described earlier, any options, warrants, convertible debt or other securities or rights (whether or not subject to any contingencies or limitations) to acquire shares of Common Stock. The term "Testing Period" in the Proposed Amendment means, with respect to any acquisition of Company stock, the period beginning on July 11, 1996 (or on the day following any subsequent ownership change under Section 382) and concluding on the date of such acquisition. If this definition would result in a Testing Period in excess of three years, then the Testing Period is the three-year period ending on the date of such acquisition.

     PROHIBITED TRANSFERS. Upon approval and filing of the Proposed Amendment, for so long as the Company has any Section 382 Attributes, any acquisition or attempted acquisition of Company stock by a person who, as a result of such acquisition or attempted acquisition, becomes or would become an Acquiring Person, is prohibited and deemed to be void AB INITIO with respect to the number of shares of Company stock (the "Excess Shares") that cause or would cause such person to become an Acquiring Person. This restriction, defined in the Proposed Amendment as a "Prohibited Transfer," provides that the Company will not permit any employee or agent of the Company (including the transfer agent for the Company's Common Stock) to record any transfer of Company stock that would constitute a Prohibited Transfer. In addition, the purported transferee of Excess Shares will not be entitled to any rights as a shareholder with respect to such shares, including the right to vote the Excess Shares, or to receive dividends or distributions in liquidation in respect thereof, if any. Under the Proposed Amendment, the Company, if necessary, is authorized to institute legal proceedings to enjoin or rescind the purported transfer of Excess Shares to the purported transferee.

     If the Board determines that a purported transfer of Company stock constitutes a Prohibited Transfer, the Company will require the purported transferee to surrender the Excess Shares and any dividends such purported transferee has received on them to an agent to be designated by the Board (the "Agent"). The Agent will proceed to sell the Excess Shares in one or more arm's-length transactions (executed on the New York Stock Exchange, if possible) to a buyer or buyers, which may include the Company. However, the Agent is not required to sell the Excess Shares within any specific time frame if, in the Agent's discretion, such sale would disrupt the market for the Company's Common Stock or other securities or have an adverse effect on the value of the Common Stock or such other securities. If the purported transferee has resold the Excess Shares before receiving the Company's demand to surrender such Excess Shares, the purported transferee generally will be required to transfer to the Agent the proceeds of the resale and any distributions such purported transferee has received on the Excess Shares. After repaying its own expenses and reimbursing the purported transferee for the price paid for the Excess Shares, the Agent will pay any remaining amounts to one or more charities to be selected by the Board.

     RELIANCE BY THE COMPANY ON CERTAIN INFORMATION. Pursuant to Section 382, absent actual knowledge, the Company is entitled to rely on filings of Schedules 13D and 13G (or any similar schedules) under the Securities Exchange Act of 1934, as amended (the "Act"), in order to determine who is a 5% shareholder.

     DURATION OF PROHIBITED TRANSFER PROVISIONS. If the Proposed Amendment is approved, the Prohibited Transfer provisions will generally remain in effect for so long as the Company has any Section 382 Attributes or until the Company's Amended and Restated Certificate of Incorporation is further amended in accordance with Delaware law to remove paragraph 12.

     CERTAIN TAX RISKS. While the Proposed Amendment is designed to reduce the risk of the application of the limitations of Section 382 to the Company's NOLs and other Section 382 Attributes, certain changes in relationships among shareholders or other events may cause an ownership change to occur under
Section 382 even if the Proposed Amendment is approved. For example, if a Prohibited Transfer occurs that is deemed void AB INITIO under the Proposed Amendment, the Internal Revenue Service may assert that such attempted transfer has federal income tax significance for purposes of Section 382 notwithstanding the treatment of the attempted transfer under the Proposed Amendment. Accordingly, the Proposed Amendment reduces, but does not necessarily eliminate, the risk that Section 382 will result in limitations on the use by the Company of its Section 382 Attributes.


EXCEPTIONS TO THE PROHIBITED TRANSFER PROVISIONS

     The Proposed Amendment does not prohibit acquisitions of the Company's stock pursuant to any transaction approved in advance by a majority of the Company's Board, such as a merger or consolidation, in which holders of all outstanding shares of Company stock receive, or are offered the opportunity to receive, cash or other consideration for all such shares and, upon completion of the transaction, the acquirer owns at least a majority of the outstanding shares of the Company stock. In addition, the Board may determine, in its discretion, that, as a result of any particular acquisition of Company stock, the person acquiring such stock will not be an "Acquiring Person." The Board may also make a discretionary determination that it is not in the best interests of the Company and its shareholders to enforce the Prohibited Transfer provisions of the Proposed Amendment to protect the Company's ability to use or benefit from its Section 382 Attributes. Such a circumstance could arise, for example, if the Board decided that the issuance of a substantial amount of Company stock to raise capital was more likely to protect and enhance potential shareholder value than preserving the use of the Company's Section 382 Attributes.


EFFECT OF PROPOSED AMENDMENT ON MARKETABILITY OF COMMON STOCK

     If the Proposed Amendment is approved, it may have a negative effect on the marketability of the Common Stock by discouraging potential investors from acquiring shares of Common Stock, thereby reducing the number of potential purchasers from existing shareholders who desire to sell their shares. Management believes that the persons who will be most adversely affected by the Proposed Amendment are existing shareholders who hold large blocks of Common Stock and potential investors who desire to acquire large blocks of shares. The Proposed Amendment may have the effect of discouraging a current shareholder from selling a large block of shares to another current shareholder or potential investor because such an acquisition may cause the purchasing shareholder to become an Acquiring Person. Similarly, the Proposed Amendment may discourage a potential investor from accumulating a large block of shares and becoming an Acquiring Person.

     The Company does not expect that the operation of the Proposed Amendment will have any adverse impact on the customary securities trading activities or securities transfer mechanisms of brokers, dealers, clearing houses, custodians, depositories or similar entities which customarily deal with shares of the Common Stock.


LEGEND ON STOCK CERTIFICATES

     LEGEND. Assuming approval and filing of the Proposed Amendment, it would provide for all certificates representing Company stock to bear a conspicuous legend as follows:

       "THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO PARAGRAPH 12 OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF COASTAL PHYSICIAN GROUP, INC. REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE."

     CERTAIN RISKS TO SHAREHOLDERS. To implement the provisions of the Proposed Amendment, the Company intends to request all holders of Company stock to surrender their share certificates to the transfer agent so that new certificates bearing the foregoing legend may be issued to them. Absent a court determination, there can be no assurance that the provisions of the Proposed Amendment will be enforceable against the Company's shareholders and such provisions may be subject to challenge on equitable grounds. It is possible that the provisions of the Proposed Amendment may not be enforceable against the Company's shareholders who vote against or abstain from voting on the Proposed Amendment. However, management believes that each shareholder who votes in favor of the Proposed Amendment or who surrenders his share certificate in exchange for a new certificate bearing the foregoing legend will in effect have consented to the Proposed Amendment and, therefore, will be bound by the Proposed Amendment. The Company intends vigorously to enforce the provisions of the Proposed Amendment against all current and future holders of Company stock regardless of how they vote on the Proposed Amendment, or whether they surrender their share certificates. Consequently, shareholders should carefully consider this in determining whether to vote in favor of the Proposed Amendment as well as whether to surrender share certificates.

     Upon the issuance of any new certificates for Company stock, whether in connection with a transfer or otherwise, the Company intends to place the foregoing legend thereon. The Company also intends to issue instructions to or make arrangements with the transfer agent to implement the provisions of the Proposed Amendment.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL 2.

                                  PROPOSAL 3
          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of KPMG Peat Marwick LLP, independent certified public accountants, has been the Company's auditor since 1987 and has advised the Company that it does not have any direct financial interest or indirect financial interest in the Company. The Board of Directors, on the recommendation of the Audit Committee, has selected KPMG Peat Marwick LLP as the Company's independent certified public accountants for the year ending December 31, 1998, subject to the ratification of shareholders. One or more representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.



                 THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL 3.

                                OTHER BUSINESS

     The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Act") requires the Company's officers and directors, and persons who own more than ten percent of the Common Stock, to file initial reports of ownership and reports of changes in ownership of the Common Stock with the Commission. Officers, directors and greater than ten percent shareholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on its review of the copies of such reports received by the Company and written representations from certain reporting persons that no other reports were required for those persons, during fiscal 1997, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent shareholders were complied with.


                 INFORMATION CONCERNING SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 promulgated under the Act, any shareholder proposal intended for inclusion in the Company's proxy statement and form of proxy relating to the Company's 1999 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company by January 5, 1999. Pursuant to the Company's bylaws, notice of any business to be brought by a shareholder before a meeting of shareholders must be received by the Secretary of the Company not less than 45 days nor more than 60 days prior to the date of the meeting; provided, however, that in the event that less than 45 days' notice or prior public disclosure of the date of the meeting is given, such notice must be received not later than the close of business on the tenth day following the day notice of the meeting is mailed or public disclosure is made and provided further that such notice must be received not later than the close of business on the seventh day preceding the day on which the meeting is to be held.


                                             By Order of the Board of
                                             Directors,



                                             STEVEN M. SCOTT, M.D.
                                             CHAIRMAN, PRESIDENT AND
                                             CHIEF EXECUTIVE OFFICER


Durham, North Carolina

July 20, 1998

                                                                        ANNEX A


                            CERTIFICATE OF AMENDMENT
                                      OF
                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                         COASTAL PHYSICIAN GROUP, INC.

     The undersigned Corporation hereby executes and certifies this Certificate of Amendment for purposes of amending its Amended and Restated Certificate of Incorporation under the General Corporation Law of the State of Delaware:

   1. The name of the Corporation is Coastal Physician Group, Inc.

     2. The Amended and Restated Certificate of Incorporation is hereby amended by adding a new paragraph 12 which shall read in its entirety as follows:

      12(a) CERTAIN DEFINITIONS. As used in this Paragraph 12, the following terms shall have the following respective meanings:

         (1) "Acquiring Person" means

            (A) any Person who Acquires Stock of the Corporation (other than by reason of death, gift, divorce, separation or other circumstance described in section 382(1)(3)(B) of the Code) if:

               (I) (i) such Person (or any Person having a direct or indirect ownership interest in such Person) was a 5% Stockholder at any time during the applicable Testing Period, (ii) such Person (or any Person having a direct or indirect ownership interest in such Person) becomes a 5% Stockholder as a result of such Acquisition,
            (iii) any new "public group" (as such term is defined in Treasury regulation ss. 1.382-2T(f)(l3)) is created under section 382 of the Code and the Treasury regulations thereunder as a result of such Acquisition, or (iv) the Person from whom the Stock was Acquired in such Acquisition (or any Person having a direct or indirect ownership interest in such Person) was a 5% Stockholder at any time during the applicable Testing Period; and

               (II) immediately after the date of such Acquisition, the
            aggregate Percentage Interest of all 5% Stockholders has increased by at least 45 percentage points over the aggregate lowest Percentage Interest owned by such 5% Stockholders at any time during the applicable Testing Period; or

            (B) any Person who Acquires Stock of the Corporation in circumstances in which the Corporation reasonably determines that such Acquisition could limit or adversely affect the Corporation's past, present or future ability to use or benefit from any Section 382 Attributes.

         (2) "Acquisition" means any transaction or event which, for purposes of section 382 of the Code and the Treasury regulations thereunder, results in an increase in the Percentage Interest of any Person. "Acquirer" means the Person whose Percentage Interest is so increased. "Acquire," "Acquires,""Acquired" and "Acquiring" shall have similar meanings.

         (3) "Act" means the Securities Exchange Act of 1934, as amended.

         (4) "Affiliate" and "Associate" shall have the meaning ascribed to them in the Rule 12b-2 of the General Rules and Regulations under the Act.

         (5) "Code" means the Internal Revenue Code of 1986, as amended.

         (6) "5% Stockholder" shall have the meaning ascribed to the term "5-percent shareholder" in section 382 of the Code and the Treasury regulations thereunder and shall include, for example: (i) any individual whose Percentage Interest in the Corporation at any time during the applicable Testing Period equals or exceeds 5 percent; (ii) any "public group" (including any "segregated" public group) of the Corporation; and
      (iii) any "public group" (including any "segregated" public group) of any "first tier entity" or "higher tier entity" whose Percentage Interest in the Corporation at any time during the applicable Testing Period equals or exceeds 5 percent. (For purposes of the preceding sentence, the terms in quotation marks shall have the meanings ascribed to such terms in section 382 of the Code and the Treasury regulations thereunder.)

         (7) "Percentage Interest" means, with respect to a Person:

            (A) the fair market value of the Stock beneficially owned by such Person (including Stock indirectly owned by virtue of any direct or indirect ownership interest in an entity which directly owns Stock of the Corporation) as determined under section 382 of the Code and the Treasury regulations thereunder, including the attribution rules of section 382(1)(3) of the Code and the Treasury regulations thereunder and the option rules of Treasury regulation ss. 1.382-4(d)(2);

         calculated as a percentage of

            (B) the sum of (i) the fair market value of all the outstanding Stock of the Corporation, plus (ii) the fair market value of any outstanding Pure Preferred Stock of the Corporation.

         (8) "Person" means any individual, firm, corporation, partnership, joint venture or other entity and shall include any group comprised of such Person and any other Person who is a parent, child or sibling of such Person or with whom such Person or any Affiliate or Associate of such Person has any agreement, arrangement or understanding, directly or indirectly, for the purpose Acquiring, holding, voting or disposing of Stock, and any other Person who is a member of such group, but does not include any underwriter which participates in an underwritten public offering of the Corporation's Stock, provided that such underwriter shall not own such Stock on the last day of any fiscal year.

         (9) "Pure Preferred Stock" means stock issued by the Corporation that is described in section 1504(a)(4) of the Code, as modified by Treasury regulation ss. l.382-2(a)(3)(i).

         (10) "Section 382 Attribute" means any "net operating loss carryforward," "capital loss carryover," "excess foreign taxes carryover," "general business credit carryover," "minimum tax credit carryover" or "net unrealized built-in loss" (as such terms are defined in the Code).

         (11) "Stock" means any interest in the Corporation that would be treated as stock for purposes of section 382 of the Code and the Treasury regulations thereunder, including for example, shares of the Corporation's common stock, par value $.01 per share ("Common Stock"), shares of any other class issued by the Corporation and any options, warrants, convertible debt or securities or other rights (whether or not subject to any contingencies or limitations) to Acquire such shares; provided, that Stock shall not include any shares of Pure Preferred Stock.

         (12) "Testing Period" means, with respect to any Acquisition, the period of time beginning on July 11, 1996 (or on the day following any subsequent "ownership change" under Section 382 of the Code and the regulations thereunder, as determined by the Corporation) and concluding on the date of such Acquisition; PROVIDED that if the preceding clause would result in a Testing Period having a duration in excess of three years, then the Testing Period shall be the period of three years concluding on the date of such Acquisition.

         (13) "Transfer Agent" means the transfer agent with respect to the Corporation's common stock, par value $.01 per share ("Common Stock"), appointed by the Corporation and, in the case of any other securities of the Corporation, "Transfer Agent" means the Corporation or such other transfer agent with respect to such securities as may be appointed by the Corporation.

      (b) ACQUISITION RESTRICTIONS. For so long as the Corporation has Section 382 Attributes (the "Restriction Period"), any Acquisition of Stock or attempted Acquisition of Stock, or any agreement to Acquire Stock entered into prior to the expiration of the Restriction Period, shall be prohibited and void AB INITIO to the extent that, as a result of any such transaction, any Person would become an Acquiring Person.

      (c) CERTAIN EXCEPTIONS. The restrictions set forth in subparagraph 12(b) hereof shall not apply if:

         (1) the Acquisition of Stock occurs pursuant to a transaction approved in advance by a majority of the Board of Directors of the Corporation (the "Board"), including, but not limited to, a merger or consolidation transaction, in which all holders of outstanding shares of Stock receive, or are offered the opportunity to receive, cash or other consideration for such shares, and upon the consummation of which the Acquirer of such shares will own at least a majority of the outstanding shares of Stock;

         (2) The Board determines, in its absolute discretion, that the Person who Acquires Stock is not an Acquiring Person; or

         (3) The Board determines, in its absolute discretion, that it is not in the best interests of the Corporation and its stockholders at such time to protect the Corporation's ability to use or benefit from any
      Section 382 Attributes.

      (d) TREATMENT OF EXCESS SHARES.

         (1) Any transfer or purported transfer of Stock that is the subject of an Acquisition of Stock, an attempted Acquisition of Stock or agreement to Acquire Stock that is prohibited and void under the provisions of subparagraph 12(b) hereof (a "Prohibited Transfer") shall not be recorded by any employee or agent of the Corporation, and the purported transferee of such a Prohibited Transfer (the "Purported Transferee") shall not acquire any rights as a stockholder of the Corporation for any purpose whatsoever in respect of the shares of Stock which would cause the Purported Transferee to become an Acquiring Person (the "Excess Shares"). Until the Excess Shares are transferred to another Person in a transaction that is not a Prohibited Transfer, (A) the Purported Transferee shall not be entitled with respect to such Excess Shares to any rights as a stockholder of the Corporation, including, without limitation, the right to vote such Excess Shares and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and (B) the Board may, in its absolute discretion, institute proceedings to enjoin or rescind any attempted transfer or transfer of Excess Shares to the Purported Transferee. Once the Excess Shares have been transferred in a transaction that is not a Prohibited Transfer, the Stock that is the subject of such transaction shall cease to be Excess Shares.

         (2) If the Board determines that a Prohibited Transfer has occurred, then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Shares within the Purported Transferee's possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Shares ("Prohibited Distributions"), to an agent designated by the Board (the "Agent"). The Agent shall proceed to sell to a buyer or buyers, which may include the Corporation, the Excess Shares transferred to it in one or more arm's-length transactions (over the New York Stock Exchange, if possible); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent's discretion, such sale or sales would disrupt the market for the Common Stock or other securities of the Corporation or otherwise would adversely affect the value of the Common Stock or such other securities. If the Purported Transferee has resold the Excess Shares before receiving the Corporation's demand to surrender the Excess Shares to the Agent, the Purported Transferee shall be deemed to have sold the Excess Shares for the Agent, and shall be required to transfer to the Agent the proceeds of such resale and any Prohibited Distributions, except to the extent that the Agent grants written permission to the Purported Transferee to retain a portion of such proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to subparagraph
      (d)(3) of this paragraph 12 if the Agent rather than the Purported Transferee had resold the Excess Shares.

         (3) The Agent shall apply any proceeds of a sale by it of Excess Shares and, if the Purported Transferee has previously resold the Excess Shares, any amounts received by the Agent from a Purported Transferee, as follows: (A) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (B) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Shares, which amount shall be determined in the discretion of the Board; and (C) third, any remaining amounts shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (and any comparable successor provision) ("Section 501(c)(3)") selected by the Board, and if the Excess Shares (including any Excess Shares arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales), represent a 5% or greater Percentage Interest in any class of Stock, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Shares exceeding a 4.99 Percentage Interest in such class shall be paid to one or more other organizations qualifying under Section 501(c)(3) selected by the Board. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (B) of the preceding sentence. In no event shall the proceeds of any sale of Excess Shares pursuant to this subparagraph 12(d)(3) inure to the benefit of the Corporation.

         (4) If the Purported Transferee fails to surrender the Excess Shares or the proceeds of a sale thereof to the Agent within thirty business days from the date on which the Corporation makes a demand pursuant to subparagraph (d)(2), then the Corporation may institute legal proceedings to compel the surrender.

         (5) The Corporation shall make the demand described in subparagraph
      (d)(2) hereof within thirty days of the date on which the Board determines that a Prohibited Transfer has occurred; provided, however, that if the Corporation makes such demand at a later date, the provisions of this paragraph 12 shall apply nonetheless.

         (e) RELIANCE ON CERTAIN INFORMATION. In determining whether any Person has become or would become an Acquiring Person under this paragraph 12, to the extent permitted by section 382 of the Code and the Treasury regulations thereunder:

            (1) the Corporation shall be entitled to rely on the existence and absence, as of the date of the relevant Acquisition, of filings of Schedules 13D and 13G (or any similar schedules) under the Act to identify any 5% Stockholder of the Corporation; and

            (2) in the case of any "first tier entity" or "higher tier entity" (as such term is defined in Treasury regulation ss. 1.382-2T(f)(14)) whose Percentage Interest in the Corporation equals or exceeds 5 percent, the Corporation may rely on a statement signed under oath or an affirmation by an authorized officer or similar responsible person on behalf of such entity, to establish the extent, if any, to which the Percentage Interests of such entity's owners have changed as of the date of the relevant Acquisition; provided that the Corporation may not rely on a statement of such entity if (i) the Corporation knows that the statement is false, or (ii) the entity's Percentage Interest in the Corporation equals or exceeds 50 percent.

         (f) LEGEND. All certificates representing Stock issued after the effectiveness of paragraph 12 shall bear a conspicuous legend as follows:


            "THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO PARAGRAPH 12 OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF COASTAL PHYSICIAN GROUP, INC. REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.

         (g) PROCEDURES. The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by by-law or otherwise, procedures not inconsistent with the express provisions of this paragraph 12, the Code, the Treasury Regulations thereunder, and Delaware law for determining whether any Acquisition of Stock would jeopardize the Corporation's ability to preserve and use its Section 382 Attributes, and for the orderly application, administration and implementation of the provisions of this paragraph 12. Such procedures as may be adopted by the Board shall be kept on file with the Secretary of the Corporation and shall be made available for inspection by the public and, upon request, shall be mailed to any holder of Stock of the Corporation.

         (h) GENERAL AUTHORIZATION. The purpose of this paragraph 12 is to facilitate the Corporation's ability to preserve and use its Section 382 Attributes and to that end the Board is authorized to take such action, to the extent permitted by law and not inconsistent with this paragraph 12, as it may deem necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's ability to preserve and use its Section 382 Attributes.

         (i) FULL PROTECTION OF BOARD. In administering the provisions of paragraph 12 hereof and determining whether a Person is or may be an Acquiring Person, the Board and any committee designated by the Board shall be fully protected in relying in good faith upon the information, opinions, reports or statements provided to the Board or any such committee by the Corporation's executive officers or the Corporation's legal counsel or independent accountants.

         (j) NOTICE TO CORPORATION. Any Person who Acquires Stock or attempts to Acquire Stock in a transaction that constitutes a Prohibited Transfer shall immediately give, or cause to be given, written notice thereof to the Corporation of such event and shall provide the Corporation such other information as the Corporation may request to determine the status of such Person as an Acquiring Person or a Purported Transferee of Excess Shares.

         (k) NO CLAIM AGAINST TRANSFEROR. The Purported Transferee of Excess Shares shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of Excess Shares to the Purported Transferee. The Purported Transferee's sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to subparagraph 12(d)(3) hereof.

         (l) PARTIAL INVALIDITY. If any provision of this paragraph 12 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

     3. The foregoing amendment to the Amended and Restated Certificate of Incorporation herein certified was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of State of Delaware.

     Signed on the      day of August 1998.


                                        COASTAL PHYSICIAN GROUP, INC.

                                      By:______________________________________

                                           Steven M. Scott, M.D.
                                           Chairman and Chief Executive Officer

               ***************************************************

                                    APPENDIX

                         COASTAL PHYSICIAN GROUP, INC.
        ANNUAL MEETING OF SHAREHOLDERS OF COASTAL PHYSICIAN GROUP, INC.
                          PROXY SOLICITED ON BEHALF OF
            THE BOARD OF DIRECTORS OF COASTAL PHYSICIAN GROUP, INC.
     The undersigned hereby appoints Steven M. Scott, M.D. and Edward L. Suggs, Jr., and each of them, proxies, with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Coastal Physician Group, Inc. (the "Company"), to be held at 10:00 a.m., local time, on August 14, 1998, at the Durham Hilton, 3800 Hillsborough Road, Durham, North Carolina, and at any adjournments or postponements thereof, to vote the number of shares which the undersigned would be entitled to vote if present in person in such manner as such proxies may determine, and to vote on the following proposals as specified below by the undersigned.


(1) ELECTION OF DIRECTORS:
 [ ] VOTE FOR ALL NOMINEES LISTED BELOW             [ ] WITHHOLD AUTHORITY
   (except as indicated to the contrary below).     to vote for all nominees listed below.

   STEVEN M. SCOTT, M.D.    BERTRAM E. WALLS, M.D.    SHERMAN M. PODOLSKY, M.D.


(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

(2) PROPOSAL TO APPROVE THE AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCLUDE A NEW
PARAGRAPH 12 WHICH IS INTENDED TO FACILITATE THE COMPANY'S PRESERVATION AND USE OF ITS NET OPERATING LOSS CARRYFORWARDS FOR FEDERAL
INCOME TAX PURPOSES:
  [ ] FOR                                         [ ] AGAINST                                             [ ] ABSTAIN
(3) PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998:
  [ ] FOR                                         [ ] AGAINST                                             [ ] ABSTAIN

                        PLEASE SIGN AND DATE ON THE OTHER SIDE

                        ANNUAL MEETING OF SHAREHOLDERS
                                      OF
                         COASTAL PHYSICIAN GROUP, INC.
                             2828 CROASDAILE DRIVE
                               DURHAM, NC 27705
Please date, sign exactly as name(s) appear below and return promptly in the enclosed envelope.
                                            This proxy when properly executed
                                            will be voted in the manner
                                            directed herein by the undersigned
                                            shareholder. IN THE ABSENCE OF
                                            SPECIFIED DIRECTIONS, THIS PROXY
                                            WILL BE VOTED IN FAVOR OF THE
                                            ELECTION OF ALL NOMINEES NAMED IN
                                            THIS PROXY AND IN FAVOR OF THE
                                            PROPOSALS LISTED IN THIS PROXY. The
                                            proxies are also authorized to vote
                                            in their discretion upon such other
                                            matters as may properly come before
                                            the meeting or any adjournments or
                                            postponements thereof.

                                            If signing as attorney,
                                            administrator, executor, guardian,
                                            trustee or as a custodian for a
                                            minor, please add your title as
                                            such. If a corporation, please sign
                                            in full corporate name and indicate
                                            the signer's office. If a partner,
                                            please sign in the partnership's
                                            name.


                                            X
                                            X
                                            Dated                  , 1998